Exhibit 6.7

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement") is made as of March 27, 2020, by and between EdenLedger, Inc., a Delaware corporation (the "Company"), and Mitesh Parikh ("Seller").

WHEREAS, Seller owns 500,000 shares of Non-Voting Common Stock (the "Shares") of the Company pursuant to the terms of that certain Common Stock Purchase Agreement, dated as of May 31, 2019, by and between the Company and Seller (the "Purchase Agreement").

WHEREAS, any capitalized term used herein that is not defined in this Agreement shall have the meaning ascribed to such term in the Purchase Agreement.

WHEREAS, Seller desires to sell the 200,000 of the Shares back to the Company (the "Selling Shares"), and the Company wishes to purchase the Selling Shares from Seller, on the terms and subject to the conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, and for good and valuable consideration, the parties hereto agree as follows:

1.            Purchase and Sale of Shares.

(a)            Subject to the terms and conditions of this Agreement, Seller agrees to sell and transfer to the Company, and the Company agrees to purchase from Seller, all of the Selling Shares for the aggregate purchase price of $1.00 (the "Aggregate Purchase Price").

(b)            The closing of the purchase and sale of the Selling Shares (the "Closing") shall take place remotely via the exchange of documents and signatures on the date of this Agreement.

2.            Deliveries.

(a)            At the Closing, the Company shall deliver to the Seller a duly executed stock power (in the form attached hereto as Exhibit A) transferring the Selling Shares to the Company.

(b)            At or promptly following the Closing, Seller shall deliver the Aggregate Purchase Price to the Company via check or wire transfer.

3.            Seller Representations. Seller acknowledges, represents and warrants to the Company that:

(a)            This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

(b)            Seller is the record and beneficial owner of the Selling Shares, and upon the Closing will transfer to the Company good and marketable title to all of the Selling Shares, free and clear of any liens, claims, security interests, restrictions, options or other encumbrances of any kind. Seller has not granted any option, right of first refusal, or similar rights of any sort with respect to the Selling Shares or any interest therein other than to the Company under this Agreement.

(c)           The transfer of the Selling Shares will not conflict with, result in a breach or violation of, or constitute a default under, any law applicable to Seller or the terms of any indenture or other agreement or instrument to which Seller is a party or bound, or any judgment, order or decree applicable to Seller of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over Seller.

(d)           Seller is sophisticated and capable of understanding and appreciating, and does understand and appreciate, that future events may occur that could increase the price of the Selling Shares, and that by selling the Selling Shares to the Company, Seller will be deprived of the opportunity to participate in any such gain.

(e)           Seller acknowledges and agrees that the Company has made no representations or warranties to Seller regarding the fair market value of the Shares.

(f)           Other than as set forth in this Agreement, neither the Company, nor any of its affiliates, attorneys, accountants or advisors, has made any representations or warranties to Seller.

4.            Company Representations. The Company acknowledges, represents and warrants to Seller that:

(a)           This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b)           The purchase of the Selling Shares by the Company will not conflict with, result in a breach or violation of, or constitute a default under, any law applicable to the Company or the terms of any indenture or other agreement or instrument to which the Company is a party or bound, or any judgment, order or decree applicable to the Company of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Company.

(c)            No consent, approval, authorization or order of any court or governmental agency or body or other party is required for the consummation by the Company of the purchase of the Selling Shares hereunder.

5.             Miscellaneous.

(a)            This Agreement contains the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes any and all prior agreements related to the subject matter hereof. This Agreement is executed without reliance upon any promise, warranty or representation by any party or any representative of any party other than those expressly contained herein. The respective agreements, representations, warranties and other statements of the Company and Seller, as set forth in this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the Company or Seller or any of their respective officers, directors or affiliates, and shall survive delivery of and payment for the Shares. This Agreement may not be assigned without the written consent of the Company or Seller, as appropriate, and any such assignment without such written consent shall be void.

(b)           This Agreement may be amended only by written agreement of a subsequent date between the parties hereto.

(c)           Each party agrees to execute any additional documents and to take any further action as may be necessary or desirable in order to implement the transactions contemplated by this Agreement.

(d)           This Agreement shall be governed by and construed under the domestic, substantive laws of the State of Delaware.

(e)           Each party shall bear its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first set forth above.

COMPANY:

EDENLEDGER, INC.

By:	/s/ Michael Golomb
Name: Michael Golomb
Title: Chief Executive Officer

SELLER:

MITESH PARIKH

/s/ Mitesh Parikh
(Signature)

EXHIBIT A

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the undersigned, hereby assigns and transfers unto EdenLedger, Inc., a Delaware corporation (the “Company”), 200,000 shares of the Non-Voting Common Stock of the Company standing in the name of the undersigned on the books of the Company. The undersigned hereby irrevocably constitutes and appoints Perkins Coie LLP, as attorney, to transfer said shares on the books of the Company with full power of substitution in the premises.

MITESH PARIKH

Dated: ______________________	/s/ Mitesh Parikh
(Signature)

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